UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________
SCHEDULE 13G
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13(d)-2(b)
(Amendment No. _____)*

Home Director, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

437082 10 0

(CUSIP Number)

December 9, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]
Rule 13d-1(b)
[X ]
Rule 13d-1(c)
[ ]
Rule 13d-1(d)
*The
remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
 Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the
 Act (however, see the Notes).


CUSIP No. 437082 10 0


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
               Cedar Crescent Holdings, Ltd.


2.
Check the
Appropriate Box if a Member of a Group (See Instructions)



(a)



(b)



3.
SEC Use Only


4.
Citizenship or Place of Organization
  Bahamas

Number of
Shares
Beneficially
Owned by
Each Reporting
Person With



5.
Sole Voting Power   707,882



6.
Shared Voting Power
 0



7.
Sole Dispositive Power   707,882



8.
Shared Dispositive Power
  0


9.
Aggregate Amount Beneficially Owned by Each Reporting Person.
707,882


10.
Check if the Aggregate Amount in Row (9) Excludes Certain
Shares


11.
Percent of Class Represented by Amount in Row 9  14.43%


12.

Type of Reporting Person  CO


Item 1.

(a)
Name of Issuer:         Home Director, Inc.

(b)
Address of
Issuer's Principal Executive Offices:
                 2525 Collier
Canyon road, Livermore, California  94551
Item 2.

(a)
Name of Person
Filing:   Cedar Crescent Holdings, Ltd.

(b)
Address of Principal
Business Office or, if none, Residence:
Shirlaw House, 87 Shirley Street, P.O. Box SS-19084, Nassau Bahama s


(c)
Citizenship:   Bahamas

(d)
Title of Class of Securities:  Common
stock

(e)
CUSIP Number:  437082 10 0

Item 3.
If this statement is filed
pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a: Not applicable

Item 4.
Ownership.

(a)
Amount
beneficially owned:   707,882

(b)
Percent of class:  14.43%

(c)
Number
 of shares as to which the person has:


(i)
Sole power to vote or to
direct the vote 707,882


(ii)
Shared power to vote or to direct the
vote 0


(iii)
Sole power to dispose or to direct the disposition of
 707,882


(iv)
Shared power to dispose or to direct the disposition of 0

Item 5.
Ownership of Five Percent or Less of a Class Not applicable


Item 6.
Ownership of More than Five Percent on Behalf of Another Person. Not applicable
Item 7.
Identification and
Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company or Control
Person. Not applicable
Item 8.
Identification and Classification
 of Members of the Group  Not applicable
Item 9.
Notice of
Dissolution of Group.  Not applicable
Item 10.
Certification





By
 signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

________________________________
Date
________________________________
Signature
Cedar Crescent Holdings, Ltd.__________________________
Name/Title